Exhibit 10.1
EXECUTION COPY
MASTER EQUIPMENT PURCHASE AND SALE AGREEMENT
1st day of September, 2009, Nicosia, Cyprus.
THIS MASTER EQUIPMENT PURCHASE AND SALE AGREEMENT (this “Agreement”) is made by and between KEY ENERGY Pressure Pumping Services, LLC, a company incorporated in Texas, United States, whose registered office is at 1301 McKinney, Suite 1800, Houston, Texas 77010 (“Seller”), in the person of Newton W. “Trey” Wilson, President acting on the basis of company consent,
and
GK DRILLING TOOLS LEASING COMPANY LTD, a limited liability company incorporated in Cyprus, whose registered office is Prodroumu, 75, ONEWORLD PARKVIEW HOUSE, 4th floor, P.C. 2063, Nicosia, Cyprus (“Buyer”) in the person of director George Hadjipavlou acting on the basis of Memorandum and Articles of Association. Each of Seller and Buyer are referred to individually as a “Party”, and, collectively, as the "Parties” have concluded this master equipment purchase and sale agreement (hereinafter referred as the “Agreement”) on the following:
1. SUBJECT OF THE AGREEMENT
1.1. The Parties will agree, deliver and execute an Addendum setting forth, among other things, a description of each of the equipment packages to be purchased by Buyer (“Equipment”). Seller shall sell to Buyer the Equipment, pursuant to the Addenda that provides for: the quantity, descriptions, dimensions, purchase price, financing terms (if any), and other essential parameters provided in each Addendum to this Agreement.
1.2. The Buyer shall pay for the Equipment the purchase price specified in each Addendum to this Agreement, instruct Seller on shipment and specify the place of delivery; receive the Equipment and use it for its intended purpose.
2. PRICE
2.1. The purchase price of each Equipment to be sold by Seller shall be specified in an individual Addendum containing the name and quantity and time of delivery of the Equipment to be delivered under the Agreement. Any adjustment to the purchase price will be mutually settled and agreed to by Buyer and Seller in written form and subsequently set forth in a commercial invoice.
2.2. The Equipment purchase price will include the cost of, packing, marking, preservation as well as all expenses related to development of permitting and registration documents by Seller required for Equipment export from the country of its location (USA), excluding any documentation for import or intra-Russian Federation (“RF”) transportation pursuant to free on board “FOB” (Incoterms 2000) terms.
2.3. For the Equipment identified in Addenda Nos. 1,2,3,4,5,6 and 7 (attached hereto), the Parties have agreed to an Earnest Money amount of 11,313,331.22 Euros pursuant to the invoice (“Invoice”) issued by Seller attached hereto as Exhibit 1. The Invoice shall be due and payable as therein provided and by wire transfer to the bank account designated by Seller therein.

3. TERMS AND CONDITIONS OF PAYMENT
3.1. Terms and conditions of payment are specified as follows:
3.2. The Buyer shall pay Seller the purchase price of the Equipment in full, unless otherwise agreed to in the relevant Addendum and clause 3.3.
3.2.1. The purchase price due and payable by Buyer shall be first credited against any Earnest Money paid by Buyer to Seller as it is specified in clause 3.3. and relevant Addendums. Within no later than 30 days after each shipment of Equipment, the Buyer and Seller shall reconcile all credits and determine the current balance amount of the Earnest Money.
3.2.2 Any additional detailed terms and conditions of payment shall be described in each Addendum to the Agreement.
3.2.3. Payment by Buyer to Seller in cash shall be made within three (3) days from upon the presentation by Seller of the following documents:
commercial invoice (facsimile copy is acceptable) issued in accordance with this Agreement and the relevant Addendum.
copy of bill of lading of sea vessel (for FOB Houston terms); and
surveyor report (conclusion on quantity of Equipment).
3.3. The purchase price for the equipment will be paid as set forth in the relevant Addendum in the combination of the following:
3.3.1. by Cash (via wire transfer to the bank designated by Seller) and
3.3.2. by Promissory Note (hereinafter — the “PN”) in general, issued in USD, at an interest rate of 3% per year; payable within approximately 5 and half years from the date of its issue in equal annual payments with any outstanding balance thereunder due on the sixth anniversary (hereinafter — the “Due Payment”), pursuant to terms mutually agreed to by Buyer and Seller.
4. TERMS AND CONDITIONS OF DELIVERY,
4.1. Seller shall deliver each Equipment free on board “FOB” (Incoterms 2000) at the Port of Houston, Texas, United States (or such other location, if specified in the relevant Addendum), with Seller assuming the role of “seller” and Buyer the role of “buyer” as such terms are used in the Incoterms 2000 unless otherwise agreed in relevant Addendum. Seller shall prepare Equipment for shipment to the agreed place of delivery pursuant to FOB terms (unless otherwise agreed to in the relevant Addendum), which may include the following:
4.1.1. — prepare Equipment for loading on trucks, railcars or other type of transportation including assembly works at Seller’s factory related to Equipment disassembling and packing, marking and preservation providing Equipment integrity in the course of transportation by trucks, railcars, marine vessels or any other type of transport, as well as during Equipment reloading from one type of transport to another;
4.1.2. — deliver the Equipment at the port of shipment and load and put on board of the vessel nominated by Buyer.
4.1.3. — deliver the paper work related to all shipping documents,;
4.1.4. — electronic notification of Buyer or Buyer’s Agent on Equipment availability for shipment prior 10 (ten) days before shipment; and

4.1.5. — involvement of specialized freight/carrier companies and signing agreements with them on the part of Seller to ship the Equipment to the place of delivery agreed by the Parties.
4.2. In accordance with the provision 4.1. of the Agreement the delivery date shall be the date specified in Bill of Lading
4.3. Title to and risk of loss of the Equipment is transferred from Seller to Buyer from the time the Equipment passes the ship’s rail at the named port of shipment as it is stipulated in the FOB INCOTERMS 2000 basis of delivery.
4.4. Buyer shall procure at its expense and maintain with reputable insurers all-risk cargo and/or transit insurance to cover the physical loss or damage to the Equipment while in transit with a minimum limit equivalent to the replacement cost of the shipment including warehouse-to-warehouse coverage for Equipment until it reaches final destination as applicable. Insurance should include coverage for war risks, strikes, riots and civil commotion.
The Buyer will use its best commercial efforts to have appropriate insurance program.

The board of directors of Buyer’s parent company will agree and pass a resolution on the appropriate insurance program.
Buyer shall promptly notify Seller, of any claim made or likely to be made under the insurance policy and ensure that Seller, is kept fully informed of any developments concerning such claim. Seller shall at its sole option have the right to participate in and/or make representations in relation to the claim and Buyer shall allow Seller, full opportunity to do so. Buyer shall ensure that their insurers forward all claim proceeds directly to Seller, as their interest may appear.
4.5 Buyer must obtain (at its own risk and expense) any import license or other official authorization and carry out all customs formalities for the import and transit through the R.F.
4.6 Buyer must take delivery of the Equipment once they have been delivered to the nominated vessel.
4.7 Buyer must bear the cost of the contract of carriage for the Equipment from the port of shipment.
4.8 Buyer must pay all costs relating to the Equipment from the time they have passed the ship’s rail at the named port of shipment; and any customs duties, taxes and charges upon import of the goods and transit through any country.
5. PRE-ACCEPTANCE PROVISIONS
5.1. Within the agreed period Seller shall prepare the Equipment for shipment, notify Buyer electronically or in writing on readiness to inspect Equipment quantity, integrity and completeness witnessed by both Parties or their designated agent.
5.1.1. On successful inspection of Equipment in accordance with Clause 5.1 of this Agreement verified with a report of external compliance and industrial safety examination (that is, a rig- up and performance test to insure proper operating standards), Seller will perform Equipment packing, marking and preservation, prepare and attach a package of technical, shipping and operation documentation in accordance with technical specifications and regulatory technical documents of the assembly factories applicable to products manufactured for operation in European countries (and specially for Russia, if possible), and will notify Buyer or its agent on the shipment fulfilled with a fax message not later than one (1) working day from the time of shipment.

5.2. Seller shall prepare and provide Buyer with the documents specified in Clause 3.2 above by registered mail within as soon as practical, and by facsimile within 24 hours after shipping.
5.3. Seller shall provide Buyer with Equipment certifications (where applicable), Equipment passports, Equipment technical descriptions, Equipment photo folios and relevant Equipment manufacturers or operations, Equipment maintenance manuals, letters or certificates of conformance, certificates of origin and packing lists within 15 days prior to shipment date.
6. PENALTIES
6.1. In the event of an incomplete and/or low quality Equipment delivery, Buyer shall be entitled to the remedies set forth in Clause 8 below.
7. PARTIES’ LIABILITIES
7.1. Seller’s risk of loss of the Equipment under this Agreement is as specified in Clause 4.3 of this Agreement. After that, it will be transferred to Buyer.
7.2. Upon occurrence of condition specified in Clause 4.3 of this Agreement Buyer assumes all risks and is liable for damage and losses suffered by Equipment except for cases, when damage and losses result from Equipment defects including latent ones, as well as from other Seller’s action/inaction. Seller is liable for defects within the warranty period equal to at least 12 months from the date of delivery.
7.2.1. If Seller fails to commence to rectify the revealed defects using Seller’s own resources within a 30-days period from the date of their detection by Buyer, the latter is entitled at its own convenience:
• to repair at its own expense the latent defects revealed in Equipment with subsequent charging of costs incurred to Seller;
• to reduce adequately the price of Addendum specified by this Agreement and to claim for overpaid amount from Seller.
7.3. In case of Equipment delivery delay resulting from Freight Carrier action/inaction (vessel late arrival to a port, unavailability of railcars, etc.) or force majeure Seller is not to blame for the above Equipment delivery delay. Delivery issues shall be settled between Seller and Buyer as work proceeds.
7.4. In case of Equipment delivery delay exceeding sixty (60) working days (except for force majeure circumstances) Buyer is entitled to terminate this Agreement with a simultaneous fax notification to Seller.
7.5. In case of this Agreement termination by Buyer for the reasons specified in Clause 7.4 of this Agreement, Seller shall return to Buyer’s account the prepaid Earnest Money net of any payments for Equipment delivered (if any).
8. EQUIPMENT QUALITY, ACCEPTANCE AND WARRANTY
8.1. Equipment quality and completeness shall comply with manufacturer’s applicable standards as well as with requirements of regulatory technical documents in respect of Equipment manufactured under common industrial design pursuant to the documents set forth in Clause 5.3 above. Equipment shall have at least twelve (12) months warranty coverage from the date of commissioning under Clause 8.3 and not more than eighteen (18) months from the date of delivery in accordance with Clause 4.2 of this Agreement.

Within the above period Buyer is entitled to claim to Seller for Equipment quality.
8.2. The procedure of Equipment acceptance (quantitative) shall be as follows:
8.2.1 Equipment quantity shall be verified with Seller’s inspection herein covering the Equipment delivered under this Agreement.
8.2.2 The Equipment shall be accepted in accordance with FOB terms.
8.2.3. Equipment shall be accepted in accordance with and surveyor report and the documents specified in Clauses 5.2 and 5.3 of this Agreement.
8.2.4 The lack of all or a part of documents specified in Clause 8.2. shall not suspend the acceptance. In this case a report on actual Equipment delivery shall be issued with indication of missing documents.
8.2.5. Prior to receipt of the documents specified in Clause 8.2 Buyer is entitled to suspend payment for partially paid Equipment.
8.2.6. In case of discrepancy between the data specified in the surveyor report and the actual quantity delivered, Buyer shall immediately notify Seller electronically followed by a telephone call.
8.2.7. Equipment delivered in quantities exceeding those in the surveyor report may be accepted and paid for by Buyer or not accepted.
8.2.8. Delivered Equipment shall be accepted by net weight and articles quantity in each package of intact tare at the delivery point pursuant to FOB terms unless otherwise agreed to in the relevant Addendum in accordance with the Bill of lading and the surveyor report with indication of actual quantity of the Equipment received simultaneously with tare opening as soon as practicable.
8.2.9. If in the course of acceptance Buyer finds any short or incomplete delivery, Buyer will issue a report signed by the persons involved in acceptance procedure.
8.2.10. Equipment in damaged tare by gross weight and packages and articles quantity shall be accepted at the moment of opening sealed and unloading of unsealed carrier equipment.
8.2.11. In case of discrepancy in quantity or assortment of Equipment components from contractual values Buyer is entitled:
1) to accept all Equipment components submitted to acceptance:
2) to accept the contractual quantity of Equipment components submitted to acceptance and to reject the excessive ones;
3) to reject Equipment submitted to acceptance (when the quantity of Equipment components is less than contractual one) and to demand for delivery of proper quantity of Equipment components at the earliest possible date agreed with Seller;
4) to accept Equipment, and when the quantity of delivered Equipment components is less than the quantity agreed to by the Parties, and to reduce payment for Equipment proportionately.
8.2.12. If any discrepancy notified by Buyer to Seller is not cured or the process to cure has not started within 60-days; Buyer may terminate this Agreement.
8.3. Equipment Quality Acceptance:
8.3.1. shall be performed within 15 days after Equipment rig-up at Usinsk but which shall be no later than 45 days from arrival at Usinsk.
8.3.2. Simultaneously with Equipment quality acceptance Equipment completeness will be checked as well as tare, packing and marking compliance with requirements of standards and specifications.
8.3.3. In case of Equipment latent defects Buyer shall issue a report on latent defects of equipment within 10 working days from the date of Equipment quality acceptance with indication of latent defects and deadline of their repair.
8.3.4. Claim on latent defects shall be raised within 10-days period from the date of issue of a report on latent defects with indication of a deadline, when Seller has to repair the above defects.

8.3.5. If Seller fails to commence repair defects at Seller’s own cost before the date specified in Clause 8.3.4 of this Agreement, Buyer is entitled to at Buyer’s own convenience:
• to repair at its own expense the latent defects revealed in Equipment with subsequent charging of costs incurred to Seller;
• to terminate this Agreement unilaterally.
8.4. Seller shall guaranty Equipment compliance with manufacturer’s standards, technical specifications (TU), design documentation (KD), standards applicable to commodities for European Union including Russian market, if possible.
8.5. All quantity measurements of the Equipment delivered shall be made in accordance with FOB terms and standards unless otherwise agreed in the relevant Addendum.
8.6. Quantity specified in the Bill of Lading (FOB) is to be final and binding for both Parties.
8.7. Upon acceptance by Buyer, Buyer and Seller shall immediately execute an Equipment Acceptance Certificate and a Bill of Sale.
9. DISPUTE SETTLEMENT PROCEDURES
9.1. Seller and Buyer shall use all measures to settle amicably any dispute, controversy or claim which may arise out of or in connection with the present Agreement. Should the Parties fail to settle the dispute, controversy or claim by means of negotiations, such dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce (hereinafter referred to as “Arbitration”).
9.2. This Agreement shall be governed by substantive Law of England.
9.3. The place of the Arbitration shall be Stockholm.
9.4. The language of the arbitration shall be English.
9.5. The Arbitration board shall consist of 3 (three) arbitrators. Each Party shall nominate one arbitrator, the chairman being nominated by the Arbitration Institute of Stockholm Chamber of Commerce.
9.6. The Arbitration awards shall be final and binding upon both Parties.
10. MISCELLANEOUS
10.1. All Attachments attached to the Agreement are forming integral part thereof if they are signed by authorized representatives of both Parties.
10.2. Neither of the Parties has the right to assign their rights and obligations under this Agreement to any third party without written consent of the other Party
10.3. After this Agreement has been signed all and any previous negotiations and correspondence pertaining there to be considered null and void from the date of the Agreement signature.
10.4. The Seller and the Buyer are companies validity existing and having all the requisite corporate power and authority to own and to operate their property and to carry on their business the way it is now being conducted. The Seller and the Buyer are duly and validly authorized by all the necessary corporate actions to execute and deliver this Agreement.
10.5. Agreement is signed in Russian and in English and in two originals: one — for Buyer, the other — for Seller, all originals have equal legal force. If any disputes arise out of or in connection with the present Agreement the English text prevails.
10.6. All notifications relating to Agreement shall contain reference to the Agreement number and the date and shall be sent in writing.
10.7. Failure of a Party to exercise or enforce any right under this Agreement shall not be deemed a waiver of that right, nor shall it operate to bar exercise or enforcement of such right at any time or times thereafter.

10.8. If any part of this Agreement becomes invalid, illegal or unenforceable the Parties shall in such an event negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the invalid, illegal or unenforceable provision, which will give due effect to their intentions as expressed in this Agreement. Failure to agree on such provision within two months of commencement of those negotiations shall result in direct termination of this Agreement.
10.9. The obligations of the Parties under any invalid, illegal or unenforceable provision of this Agreement shall be suspended for the term of such negotiations, except for the Seller’s obligations to return the earnest money.
10.10. The words in this Agreement used in masculine can be interpreted in application to feminine, and the words used in the singular shall apply to plural, and visa versa. In interpreting the Agreement clauses, the headings shall not be taken into account.
10.11. In case of discreapancy between any provision of this Agreement and any Addendum or Attachment, the terms of this Agreement shall prevail.
11. PARTIES DETAILS

The BUYER:	The SELLER:

GK DRILLING TOOLS LEASING COMPANY LTD	Key Energy Pressure Pumping Services, LLC

REGISTERED OFFICE:	REGISTERED OFFICE:
Prodroumu, 75, ONEWORLD PARKVIEW HOUSE,	1301 McKinney, Suite 1800,
4th floor, P.C. 2063, Nicosia, Cyprus	Houston, Texas 77010, USA

BANK DETAILS:	BANK DETAILS:
Bank: Marfin Popular Bank Public Co Ltd (Laiki Bank),
International Business Centre, Limassol (IBC — 179)
Account No: 179-11-103680
Address: 205 Makarios III Avenue Victory House 3030 Limassol
Mailing address: CY-3030 Nicosia CYPRUS
SWIFT No: LIKICY2N
IBAN: CY26 0030 0179 0000 0179 1110 3680
Account 4121949770 Wells Fargo Bank, NA 1000 Louisiana Street, 9th Floor Houston, TX 77002 Swift WFBIUS6S

Director	President

George Hadjipavlou	Newton W. “Trey” Wilson

/s/ GEORGE HADJIPAVLOU	/s/ NEWTON W. WILSON III

FORM OF ADDENDUM
ADDENDUM #
To the MASTER EQUIPMENT PURCHASE AND SALE AGREEMENT
(hereinafter — “the Agreement”)
dd September 1, 2009, Nicosia, Cyprus
KEY ENERGY Pressure Pumping Services, LLC, a company incorporated in Texas, United States, whose registered office is at 1301 McKinney, Suite 1800, Houston, Texas 77010 (“Seller”), in the person of Newton W. “Trey” Wilson, President acting on the basis of company consent,
and
GK DRILLING TOOLS LEASING COMPANY LTD, a limited liability company incorporated in Cyprus, whose registered office is at Prodromou, 75, Oneworld Parkview House, 4th floor, P.C. 2063 Nicosia, Cyprus (“Buyer”) in the person of director George Hadjipavlou acting on the basis of the Memorandum and Articles of Association. Each of Seller and Buyer are referred to individually as a “Party”, and, collectively, as the “Parties” have concluded the present Addendum #                      to the master equipment purchase and sale agreement (hereinafter referred as the “Addendum”) on the following:
1. The shipment and delivery of Equipment shall be made on terms FOB Houston, USA (INCOTERMS 2000).
2. In accordance with Clause 1 — “Subject of the agreement” and 2 — “Price” to the Agreement the Parties as of date have identified the Equipment to be sold by Seller to Buyer, as set forth below, at the stated below, quantities and purchase prices and subject to delivery in                                         :

Name of Equipment	No.	Price

[DESCRIPTION OF EQUIPMENT]

TOTAL

[Down payment Paid by Buyer] [IF FINANCED]

[Amount Financed by Seller] [IF FINANCED]

3.1. In accordance with Clause 3.2.3 of the Agreement, the Buyer shall pay for Equipment by first applying and crediting the down payment portion of the purchase price against the Earnest Money or any balance thereof.
[3.2. The amount financed by Seller shall be pursuant to a Promissory Note issued by Buyer pursuant to the terms of Clause 3.3.2 of the Agreement.] [IF FINANCED]
3.3. The Parties agree that despite the fact that the Earnest Money is indicated in Euro the payments for the delivered Equipment shall be performed in US dollars at US dollar to Euro exchange rate on the date of delivery of the next lot of Equipment.
3.4. Payment from Buyer to Seller shall be made against the documents presented to the Buyer as set forth in Clause 3 of the Agreement.
4. All other terms and conditions are subject to the Agreement.
5. The present Addendum is signed in two originals, one for the each party, and being equally authentic, are an integral part of Agreement.

SELLER:
BUYER: